Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

June 11, 2013

Media Contact:

Doug Shepard

Harte-Hanks, Inc. Corporate Office

Executive Vice President and Chief Financial Officer

(210) 829-9120

doug_shepard@harte-hanks.com

HARTE-HANKS ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS), a worldwide direct and targeted marketing company that provides multichannel direct and digital marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers, today announced its Chairman, President and Chief Executive Officer, Larry Franklin, will retire on June 30, 2013, and Robert Philpott has been appointed as President and Chief Executive Officer effective July 1, 2013.  Christopher Harte, a member of the company’s Board of Directors since 1993, has been appointed as Chairman of the Board effective July 1, 2013.  Mr. Franklin will remain a member of the Board of Directors for a period of time after his retirement.

Mr. Franklin said, “Robert has a long record of success building and transforming companies in industries experiencing rapid change.  His deep understanding of how to lead a management team in the development of a strategy building on existing strengths and adding capabilities that create even more value to our clients is particularly important at this time.  His success in executing strategy and delivering superior performance makes him an excellent Chief Executive Officer choice for our company.  Robert was selected after a global search led by a selection committee of the Board.”

Mr. Philpott was most recently a member of the Board of Directors of Aegis Group PLC (LSE: AGS) from 2010 through 2012, and Chief Executive Officer of Synovate, a global market research firm.  He joined Synovate in 1997 and was appointed Chief Executive Officer in 2009. During his tenure, Synovate expanded through acquisitions, startups, integration of smaller businesses, along with product development, process improvement and leadership development which led to record growth and profitability.  He left Synovate after its 2011 sale to Ipsos SA (PSE: IPS).  Mr. Philpott is a career marketing executive and has held senior leadership roles in Europe, Asia and the Americas.

Mr. Philpott commented, “I am genuinely excited to be joining Harte-Hanks and working with our expert teams as we lead the business in the next stage of its development.  We will build on the strength of our existing products and solutions to help our clients navigate the complex set of communication channels available to them to reach their customers and prospects in the most effective and efficient manner possible.  I expect to draw on my global leadership background as we further align and integrate our businesses to deliver a superior client experience.”

Mr. Franklin joined Harte-Hanks in 1971 and has served as the company’s Chairman of the Board, President and Chief Executive Officer since January 2009. He has been a member of the Board of Directors since 1974, and was previously the company’s Chief Executive Officer from 1991 until 2002 and executive Chairman until the end of 2005.  When Mr. Franklin joined the company it was a privately owned Texas newspaper group.  The company went public in 1972 and was listed on the New York Stock Exchange.  From 1972 to 1984, Harte-Hanks acquired over 100 businesses in six sectors of the media industry, including newspapers, advertising shoppers, television and radio stations, cable systems, direct marketing and related companies, magazines and printing operations.

Mr. Franklin was one of two major management shareholders, along with the Harte and Shelton (Hanks) families, in the leveraged buyout of the company in 1984, which was one of the most successful leveraged buyouts of the 1980s.  In 1993, the company went public for the second time and again listed on the New York Stock Exchange (HHS).  In 1997, the transformation of the company to a targeted media company was completed with the sale of its last newspapers and television station.

Mr. Franklin, commented, “It has been an enormous opportunity to be associated with Harte-Hanks for four decades.  I have had the privilege of working with some of the best people in business.  Thank you all for your dedication and commitment to delivering quality service to our customers and the support you have given me.  Harte-Hanks has a very bright future.”

“We appreciate the leadership Larry has provided in his second tenure as Chief Executive Officer in directing the company through the tough days of the financial recession starting with his reappointment in January of 2009 through today.  Larry has given the company over forty years of unsurpassed service and we are very thankful for his efforts and numerous contributions to Harte-Hanks.  It is rare for a company to have an executive give it over forty years of service and to do it at Larry’s high level of performance. On the behalf of our Board of Directors and Harte-Hanks associates, we thank Larry for his many accomplishments and wish him well in retirement,” commented Houston Harte, recently retired Vice Chairman of the Board of Directors.

About Harte-Hanks:

Harte-Hanks® is a worldwide direct and targeted marketing company that provides multichannel direct and digital marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers.

This document may contain trademarks that are owned or licensed by Harte-Hanks, Inc. and its subsidiaries, including, without limitation, Harte-Hanks® and other names and marks.  All other brand names, product names, or trademarks belong to their respective holders.